Exhibit 99.5 – Limited Recourse Guarantee Agreement

LIMITED RECOURSE GUARANTEE AGREEMENT

Limited Recourse Guarantee Agreement (this “Guarantee”), dated as of March 31, 2026, by Triple Flag Mining Aggregator S.à r.l., a société à responsabilité limitée existing under the laws of the Grand Duchy of Luxembourg with registered office at 12c, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B250444 (“Guarantor”) in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to the Loan Agreement referred to below (together with its successors and permitted assigns, “Beneficiary”) for the benefit of itself and the other Lenders. Any defined terms used herein but not defined herein shall have their respective meanings as set forth in the Loan Agreement.

1.       Limited Recourse Guarantee. In consideration of Beneficiary entering into that certain Margin Loan Agreement, dated as of March 31, 2026, between Elliott Associates, L.P., a Delaware limited partnership, as Borrower (“Company”), Beneficiary, as Administrative Agent and Calculation Agent, and the Lenders from time to time party thereto (as amended or amended and restated from time to time, the “Loan Agreement”), Guarantor irrevocably and unconditionally guarantees (as primary obligor and not merely as surety) to Beneficiary, for benefit of itself and the other Lenders, the prompt payment when due of all present and future Obligations (which term shall include, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Company (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding) of Company under any Margin Loan Documentation. Notwithstanding any other provision of this Guarantee, the recourse of the Beneficiary under this Guarantee is limited solely to the Collateral and neither the Beneficiary nor any Lender shall otherwise have any other recourse hereunder to the Guarantor or its assets.

2.       Nature of Guarantee. The guarantee hereunder is a continuing guarantee, and shall apply to all Obligations whenever arising. Guarantor’s obligations hereunder are absolute and unconditional, and shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Loan Agreement, or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection or extent of any collateral therefor or by any other event, occurrence or circumstance (other than payment in full of the Obligations) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. Neither Beneficiary nor any Lender makes any representation or warranty in respect of any such circumstances and has no duty or responsibility whatsoever to Guarantor with respect to the management and maintenance of the Obligations or any collateral therefor. Neither Beneficiary nor any Lender shall be obligated to file any claim relating to the Obligations in the event that Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Beneficiary so to file shall not affect Guarantor’s obligations hereunder. This Guarantee constitutes a guarantee of payment when due and not of collection. In the event that any payment in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made.

3.       Guarantee Limitation. Notwithstanding any other provision of this Guarantee, to the extent that the guarantee provided herein is granted by a guarantor incorporated or established in Luxembourg (a “Luxembourg Guarantor”) in respect of a Facility, the maximum liability of such Luxembourg Guarantor under this Guarantee, in respect of the Obligations of any Obligor which is not its direct or indirect subsidiaries, shall be limited to an amount not exceeding the greater of:

(a) 95 per cent of each Luxembourg Guarantor’s own funds (capitaux propres), as referred to in annex I to the grand-ducal regulation dated December 18, 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated December 19, 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended (the “2002 Law”), increased by the amount of any Intra-Group Liabilities (as defined below) as reflected in its last annual accounts available as at the date of this Agreement; and

(b) 90 per cent of each Luxembourg Guarantor’s own funds (capitaux propres), as referred to in the 2002 Law, increased by the amount of any Intra-Group Liabilities, each as reflected in its last annual accounts available as at the date the guarantee is called.

The above limitation shall not apply to any amounts borrowed by, or made available to, directly or indirectly, in any form whatsoever, the Luxembourg Guarantor or any of its (current or future) direct or indirect subsidiaries under the Margin Loan Documentation.

For the purpose of this Section 3 “Intra-Group Liabilities” shall mean, with respect to each Luxembourg Guarantor, any amounts owed by such Luxembourg Guarantor to any other member of the group of companies to which such Luxembourg Guarantor belongs and that have not been financed (directly or indirectly) by a borrowing under the Loan Agreement.

For the avoidance of doubt, Guarantor is a Luxembourg Guarantor.

4.       Consents, Waivers and Renewals. Guarantor agrees that Beneficiary or Lenders may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with Company for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between either of the Beneficiary and Company without in any way impairing or affecting this Guarantee. Guarantor hereby expressly waives acceptance of this Guarantee, acceleration, presentment, demand of payment, protest or notice whatsoever and agrees that Beneficiary may resort to Guarantor for payment of any of the Obligations, whether or not Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor (including Company) principally or secondarily obligated with respect to any of the Obligations.

5.       Subrogation. Guarantor will not exercise any rights that it may acquire by way of subrogation until all the Obligations to Beneficiary shall have been paid in full. Subject to the foregoing, upon payment of all the Obligations, Guarantor shall be subrogated to the rights of Beneficiary against Company, and Beneficiary agrees to take at Guarantor’s expense such steps as Guarantor may reasonably request to implement such subrogation.

6.       No Waiver: Cumulative Rights. No failure on the part of Beneficiary to exercise and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary from time to time.

7.       Assignment. Guarantor may not assign its rights, interest or obligations hereunder to any other person without the prior written consent of Beneficiary. Beneficiary may assign its rights hereunder only to a transferee of Beneficiary’s rights under, and in accordance with the terms of, the Loan Agreement.

8.       Notices. Guarantor’s address for notices is as follows:

Triple Flag Mining Aggregator S.à r.l.

12c, rue Guillaume Kroll, L-1882 Luxembourg

Attn: Managers
E-Mail Address: [Intentionally Omitted]

with a copy to the Company

or such other address as Guarantor shall from time to time specify to Beneficiary.

Beneficiary’s address and the Company’s address for notices is as set forth in Section 8.02 of the Loan Agreement or such other address as Beneficiary or the Company, as applicable, shall from time to time specify to Guarantor.

All notices hereunder shall be given in writing and in the manner provided in Section 8.02 of the Loan Agreement.

9.       Taxes. Guarantor hereby agrees that all payments and deliveries hereunder shall be made without any deduction or withholding for any Taxes, or will be grossed up by the Obligors for such amounts, subject to the gross-up carveouts in the Loan Agreement (as may apply here, mutatis mutandis).

10.       Amendment. This Guarantee may not be amended unless in a writing signed by both Guarantor and Beneficiary.

11.       Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

12.       Submission to Jurisdiction; Waiver of Jury Trial. The provisions of Sections 8.07(b) and 8.07(e) of the Loan Agreement shall apply mutatis mutandis to this Guarantee as if such provisions were fully set forth herein.

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IN WITNESS WHEREOF, Guarantor has caused its duly authorized officer to execute and deliver this Guarantee as of the date first above written.

TRIPLE FLAG MINING AGGREGATOR S.À R.L.

By:      /s/ Jerome Devillet
Name:   Jerome Devillet
Title:     Manager

Acknowledged and Agreed as of the date

first above written:

JPMORGAN CHASE BANK, N.A.,

as Beneficiary

By:      /s/ Ioannis Katsikas

Name:   Ioannis Katsikas
Title:     Managing Director

[Signature page to Limited Recourse Guarantee Agreement - EALP]